SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

NOBILITY HOMES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-06506	59-1166102
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3741 S W 7th Street Ocala, Florida		34474
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (352) 732-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 22, 2012, Nobility Homes, Inc. (the “Company”) received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC stating that the Company is not in compliance with NASDAQ Listing Rule 53520(c)(1) because the Company did not timely file its Form 10-Q report for the period ended May 5, 2012 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company announced on May 14, 2012 that the NASDAQ Listing Qualifications Panel (the “Panel”) had granted the Company’s request for continued listing on The NASDAQ Stock Market through September 14, 2012, so as to allow the Company time to regain compliance with NASDAQ Listing Rule 5250(c)(1) (the “filing requirement”). In response to notices of non-compliance based on the fact that the Company is not in compliance with the filing requirement because the Company could not timely file its Form 10-Q reports for the period ended August 6, 2011 and February 4, 2012 and Form 10-K report for the year ended November 5, 2011 with the SEC, the Company requested a hearing before the Panel. Pursuant to the NASDAQ Listing Rules, the September 14, 2012 deadline represents the maximum amount of time that the Panel could grant.

In response to the Staff’s June 22, 2012 letter, the Company is informing the Panel that this additional delayed filing is due to the Company continuing to value its guarantee obligations under the Company’s Finance Revenue Sharing Agreement with 21st Mortgage Corporation for periods prior to the agreement’s amendment on October 25, 2011.

While the Company is diligently working to regain compliance with the filing requirement and expects to do so by the deadline, there can be no assurance that it will be able to do so.

The Company issued a press release on June 28, 2012, disclosing receipt of the June 22, 2012 letter from NASDAQ. A copy of the press release is attached as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit 99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILITY HOMES, INC.

June 28, 2012	By:	/s/ Lynn J. Cramer
Lynn J. Cramer, Jr., Treasurer and Principal Accounting Officer